UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): June 19, 2015

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300
Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 19, 2015, Hanger, Inc. (the “Company”) entered into an agreement that modified its Credit Agreement (the “Credit Agreement”) dated as of June 17, 2013 among the Company, the lenders from time to time party thereto and Bank of America, N.A., as agent (the “Agent”).  As described below, this agreement (the “Agreement”) waives actual or potential defaults and events of default under the Credit Agreement and also modifies certain of the terms and covenants contained in the Credit Agreement, with some of the modifications terminating at such time as the Company meets various conditions described more fully below.  The Agreement supersedes Waiver No. 3 to the Credit Agreement, dated as of March 17, 2015 among the Company, the lenders and the Agent.

The Agreement was negotiated with the lenders and the Agent in connection with the Company’s notification to the lenders that (a) the Company implemented new inventory estimation methods, processes, and controls as of December 31, 2014 as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2015 (the “Inventory Change in Method”), (b) due to errors in the Company’s previous method of calculating inventory that were discovered in connection with the implementation of the Inventory Change in Method , the Company will report an inventory valuation adjustment for one or more periods for which the Company previously delivered financial statements to the lenders causing such financial statements to be materially inaccurate and (c) the Company anticipates that it will be unable to timely deliver the financial information and other materials for the fiscal quarter ending June 30, 2015 as required by the Credit Agreement.

The Agreement, which is called the First Amendment and Waiver, waives, among other things, any default or event of default under the Credit Agreement arising from (a) the material inaccuracy of certain annual and quarterly financial statements previously delivered by the Company to the Agent and the lenders due to the Inventory Change in Method and related inventory valuation adjustments and the resulting inaccuracies of certain representations and warranties in the Credit Agreement, (b) the Company’s failure to deliver to the Agent certain financial information and other materials for the periods ended September 30, 2014, December 31, 2014 and March 31, 2015 and anticipated failure to deliver to the Agent certain financial information and other materials for the period ended June 30, 2015 (the “Annual and Quarterly Financial Information”), (c) the Company’s failure to timely furnish its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014 and March 31, 2015 and its Annual Report on Form 10-K for the period ended December 31, 2014 to the holders of the notes and the trustee under the Company’s Indenture, as supplemented, dated November 2, 2010 (the “Indenture”), between the Company, each of the Subsidiary Guarantors party thereto and Wilmington Trust Company, as trustee, and anticipated failure to timely furnish its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 to the holders of the notes and the trustee under the Company’s Indenture, (d) the restatement of, or revision or adjustment to, certain previously furnished annual and quarterly consolidated financial statements as described in more detail in that certain Current Report on Form 8-K filed by the Company on February 17, 2015 and the resulting inaccuracies of certain representations and warranties in the Credit Agreement, (e) any failure by the Company to timely deliver the notices required by the Credit Agreement with respect to the occurrence of any of the acknowledged defaults or events of default under the Credit Agreement, and (f) any action taken and any failure to take action by the Company during the existence of any of the acknowledged defaults or events of default under the Credit Agreement to the extent such action or failure to take action would have been permitted but for the existence of any of the acknowledged defaults or events of default including, without limitation, any request for any loan (or any conversion or continuation with respect thereto) or issuance of any letter of credit during the existence of any of the acknowledged defaults or events of default.

The Agreement provides that the occurrence of the following, among others, shall be additional events of default under the Credit Agreement: (a) the Company shall fail to deliver certain financial information and other materials for the fiscal year ended December 31, 2014 and for the fiscal quarters ended September 30, 2014, March 31, 2015, and June 30, 2015 to the Agent on or before August 17, 2015, (b) thirty days shall elapse after the date on which, pursuant to the Indenture, written notice in respect of the Company’s failure to furnish certain financial information to the holders of the notes and the trustee under the Indenture has been given to the Company, and (c) the Company shall fail to deliver a control agreement to the Agent with respect to each of its material securities accounts on or before July 15, 2015.

Until such time as the Company has delivered to the Agent (a) annual and quarterly financial information that demonstrates that the Company would have been in compliance with the financial covenants in the Credit Agreement for the fiscal quarters ended September 30, 2014, December 31, 2014, March 31, 2015, and June 30, 2015 if the amendment to the definition of EBITDA described below had been effective as of the last day of such fiscal quarters and (b) projections for each fiscal quarter remaining during the term of the Credit Agreement demonstrating that (assuming the projections are realized) the Company will be in compliance with the financial covenants in the Credit Agreement as of the end of each fiscal quarter remaining during the term of the Credit Agreement, (i) the amount that the Company can borrow under the Credit Agreement in the form of revolving loans, swing line loans and/or letters of credit has been reduced from $200 million to $146.3 million, and (ii) certain baskets and exceptions to the restrictive covenants in the Credit Agreement have been reduced or eliminated.

In addition to the restrictions noted above, the Agreement permanently amends certain provisions of the Credit Agreement, including the definition of “Consolidated EBITDA” in the Credit Agreement to (a) limit the amount of professional fees and expenses that may be added back to the calculation of the Company’s net income before interest expense, taxes, depreciation and amortization expense, certain non-cash charges and certain other items (“EBITDA”) to (i) 15.0% of the Company’s consolidated EBITDA for any period of four consecutive fiscal quarters ending on or prior to December 31, 2015, and (ii) 10.0% of the Company’s consolidated EBITDA for any other period of four consecutive fiscal quarters, and (b) add back to EBITDA (i) for any period of four consecutive fiscal quarters ending on or prior to December 31, 2015, up to $20 million in inventory valuation adjustments (and/or reductions in the calculated valuation of inventory) resulting from the Inventory Change in Method, (ii) for any period of four consecutive fiscal quarters that includes the fiscal quarter ended December 31, 2014, up to $15 million in inventory valuation adjustments resulting from the Inventory Change in Method that, due to the absence of historical data, will be applied to the fiscal quarter ended December 31, 2014 instead of to retrospective periods, and (iii) any other non-cash charges, provided that the aggregate amount added back to EBITDA under this clause (iii) relating to the write-down of current assets may not exceed (A) for any period of four consecutive fiscal quarters ending on or prior to December 31, 2015, 15.0% of the Company’s consolidated EBITDA for such period and (B) for any other period of four consecutive fiscal quarters, 10.0% of the Company’s consolidated EBITDA for such period.

On June 19, 2015 the Company had $146.3 million drawn on the revolving credit line (including outstanding letters of credit) and approximately $58 million of cash on hand, and believes it has sufficient liquidity to meet operating needs and planned capital expenditures through the remainder of the year.

The Company will pay the Agent for the account of each consenting lender an amendment fee in an amount equal to 10 basis points of the outstanding principal amount of the term loan held by such consenting lender plus the amount of such lender’s revolving commitments.

The Company has not released financial results for the third quarter of 2014, the fourth quarter and year ended December 31, 2014, or the first quarter ended March 31, 2015 due primarily to its continuing efforts to complete its 2014 annual inventory valuation, its requirement to file restated

financial statements as identified in and for the reasons described in its Current Reports on Form 8-K filed February 17, 2015 and June 9, 2015, and the completion of its 2014 financial statements.  The Company is currently unable to estimate a filing date for the financial reports for these periods.  The Company is working to complete its closing processes for these periods, and to prepare its restated financial statements, as expeditiously as possible.  Although the Company has added significant external accounting resources, it nevertheless believes that it will likely not be able to timely file its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2015.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Disclosures About Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing accounting review that would require the Company to make additional adjustments or revisions to its estimates or financial statements or to restate further its financial statements and other financial data for current or historical periods, the time required to complete the financial statements and other financial data and accounting review as well as the time required to prepare its periodic reports for filings with the Securities and Exchange Commission.  For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

(10.1)	First Amendment and Waiver, dated as of June 19, 2015 among Hanger, Inc., the lenders party thereto and Bank of America, N.A., as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated:  June 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

(10.1)	First Amendment and Waiver, dated as of June 19, 2015 among Hanger, Inc., the lenders party thereto and Bank of America, N.A., as Agent.